UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2016, a subsidiary of Acorn Holdings B.V. (“Acorn”), an investor group led by JAB Holding Company, completed its previously announced acquisition of Keurig Green Mountain, Inc. (“Keurig”). In connection with the acquisition, on March 7, 2016, Mondelēz International, Inc. (“we” or “the Company”) exchanged a portion of its equity ownership in Jacobs Douwe Egberts B.V. (“JDE”) for equity in the new holding company of Keurig, Maple Parent Holdings Corp. (“Maple”). Following the exchange, our percentage share of ownership in JDE has been reduced to 26.5%. Our percentage share ownership in Maple is 24.24%.

In connection with the exchange, we amended the shareholders’ agreement that we previously entered with a subsidiary of Acorn in relation to JDE (as amended, the “JDE Shareholders’ Agreement”) and have entered into a new shareholders’ agreement with a subsidiary of Acorn in relation to Maple (the “Maple Shareholders’ Agreement”).

JDE Shareholders’ Agreement

The JDE Shareholders’ Agreement does not change significantly the governance rights we had in JDE prior to the amendment. We are now entitled to two seats on the JDE board, Acorn is entitled to six seats and JDE’s CEO and CFO each are also entitled to a seat. The JDE board will have 10 members, each with one vote. We continue to have certain minority protection rights under the JDE Shareholders’ Agreement, including veto rights over specified decisions relating to the combined business. The Company and Acorn have agreed not to transfer their shares in JDE before July 2018. Thereafter, either party may initiate a public offering process for its shares, subject, in the case of a proposed transfer by us, to a right of first offer in favor of Acorn. Subject to certain exceptions, each of the parties to the JDE Shareholders’ Agreement has agreed not to compete with the business of JDE for the duration of the JDE Shareholders’ Agreement and for two years after such party ceases to be a party to the agreement.

JDE has agreed to distribute dividends to us and Acorn of at least €175 million for each of the years ending December 31, 2016 and 2017, and at least 40% of net operating profit for each subsequent year.

Maple Shareholders’ Agreement

Our governance rights under the Maple Shareholders’ Agreement are substantially similar to our rights under the JDE Shareholders’ Agreement. We are entitled to two seats on the Maple board, Acorn is entitled to seven seats and Maple’s CEO is entitled to a seat. In addition, the Maple board may nominate an independent industry expert as an additional director for a total of 11 members. The Maple board will each have one vote except that one of our two directors will be entitled to two votes. We have certain minority protection rights, including veto rights over specified decisions relating to the combined business. The Company and Acorn have agreed not to transfer their shares in Maple before July 2018. Thereafter, either party may initiate a public offering process for its shares, subject, in the case of a proposed transfer by us, to a right of first offer in favor of Acorn. Subject to certain exceptions, each of the parties to the Maple Shareholders’ Agreement has agreed not to compete with the business of Maple for the duration of the Maple Shareholders’ Agreement and for two years after such party ceases to be a party to the agreement.

Maple has agreed to make pro rata payments of dividends and interest to us and Acorn with respect to each year totaling at least $132 million, with an increase in dividends for any amount by which 40% of the net operating profit of Maple exceeds $100 million. Any increase in dividends must comply with applicable Maple debt covenants.

The foregoing description of the JDE Shareholders’ Agreement and the Maple Shareholders’ Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreements, which we intend to file with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 or in an amendment to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

Date: March 7, 2016